Appendix A

ADDITIONAL INFORMATION

Reporting Person: Beneficient Holdings Inc.

The name and present principal occupation or employment of each director and executive officer of Beneficient Holdings Inc. (“BHI”) is set forth below. The Highlands Business Holdings Trust (“HBH”) is the sole controlling person of BHI. The voting and economic shares of BHI are 100% owned by HBH and therefore, HBH may be deemed to have beneficial ownership of any securities directly held by BHI. Except as otherwise described herein, the business address of each person named below is 325 N. Saint Paul Street, Suite 4850, Dallas, Texas 75201. Each natural person named below is a citizen of the United States of America. During the last five years, no person named below has been convicted in a criminal proceeding, or was a party to a civil proceeding, required to be disclosed herein.

Beneficient Holdings Inc.
Name	Title	Principal Occupation	Citizenship
Brad K. Heppner	Director	Chief Executive Officer and Chairman of the Board of Directors of Beneficient	United States

Reporting Person: The Highlands Business Holdings Trust

The name, present principal occupation or employment, and business address of each trustee of The Highlands Business Holdings Trust is set forth below. Each natural person named below is a citizen of the United States of America. During the last five years, no person named below has been convicted in a criminal proceeding, or was a party to a civil proceeding, required to be disclosed herein.

The Highlands Business Holdings Trust
Name	Title	Principal Occupation	Business Address	Citizenship
Brad K. Heppner	Family Trustee	Chief Executive Officer and Chairman of the Board of Directors of Beneficient	325 N. Saint Paul Street, Suite 4850 Dallas, Texas 75201	United States

Derek Fletcher	Independent Trustee	President and Chief Fiduciary Officer of Beneficient	325 N. Saint Paul Street, Suite 4850 Dallas, Texas 75201	United States

U.S. Trust Company of Delaware	Administrative Trustee	N/A	2951 Centerville Road Wilmington, Delaware 19808	United States